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EXHIBIT 10.39




Mr. Gordon Werner
c/o Montecito Inn
1295 Coast Village Road
Montecito, CA 93108                               November 28, 1995

Dear Gordon:

This letter will confirm the discussions and understandings between you (and others) and FiberChem, Inc. over the past several months.

You and Jerry Benezra of AmerAsia Consulting, Ltd. offered, following FiberChem's Board meeting on April 7, 1995, to provide your advice, services, facilities and personnel to assist FiberChem in formulating business, marketing and financial plans and strategies, and in preparing a business plan document reflecting those plans and strategies.

Most of that assistance was provided during several meetings of our respective personnel, both in the Las Vegas and Boston areas between April and August 1995.

During early September, you and I had personal and telephone conversations during which we agreed that you and your associates (Jerry Benezra, AmerAsia and perhaps others) would receive for those services, cash in the amount of $100,000 (which would be paid when and as determined by FiberChem) and warrants to purchase up to 200,000 shares of FiberChem, Inc. common stock exercisable at the current market price which was approximately $1.50 per share.

I would appreciate your reviewing this letter, and if you agree that it sets forth our understandings, please acknowledge our agreements by signing and returning a copy to me and retaining one copy for your records. I will then prepare documents evidencing the warrants.

If you have any questions or wish to discuss any of the items, please let me know.

Thank you for your advice and assistance, and your contributions to and interest in FiberChem.

Very truly yours,


Mel Pelley
Chief Financial Officer

Acknowledged and agreed to, as of September 15, 1995

___________________________________          ___________________________________
Gordon Werner                                Mel Pelley, CFO/Secretary

Date: ___________________                    Date: ____________________